UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 5, 2009
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51567 (Commission File Number)	04-3454702 (I.R.S. Employer Identification No.)

439 S. Union St, 5th Floor, Lawrence, MA (Address of principal executive offices)	01843 (Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 13, 2009, NxStage Medical, Inc., or the Company, entered into escrow arrangements intended to effectuate a strategic business alliance with Asahi Kasei Kuraray Medical Co., Ltd., or Asahi, involving the following five principal agreements: Dialyzer Production Agreement, Supply and Purchase Agreement, Term Loan and Security Agreement, Technology Trademark and License Agreement and Collaboration Agreement. On June 5, 2009, the Company announced that the agreements have been released from escrow and have become effective. Details about NxStage’s strategic alliance and the five principal agreements are available in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2009, which is incorporated herein by reference.
Item 1.02. Termination of Material Definitive Agreement.
As a part of its business alliance with Asahi, on June 5, 2009, the Company entered into a $40 million Term Loan and Security Agreement with Asahi, referred to as the Loan Agreement.
The Company used approximately $30 million of the proceeds from its Loan Agreement to pay off its entire debt obligation, including prepayment and other transaction fees, owed under its Credit and Security Agreement with GE Business Financial Services Inc. dated as of November 21, 2007, as amended. The GE Credit and Security Agreement was terminated on June 5, 2009 in connection with the pay off of this debt. The remaining proceeds of approximately $10 million from the Loan Agreement will be used for general operating purposes. Included in the amounts paid to GE were approximately $2 million in prepayment, termination and associated fees payable to the lenders under that facility.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.02 of this report relating to the Loan Agreement is incorporated herein by reference.
Under the Loan Agreement, Asahi provided the Company with a $40 million term loan, bearing interest at a rate of 8% per annum, with fifty percent of such interest being deferred until the maturity date of the term loan. Principal matures in four years from the effective date, and is payable in one balloon payment at maturity. The term loan is secured by all of the Company’s assets other than cash, bank accounts, accounts receivable, field equipment, and inventory. The term loan may be prepaid, without penalty, at the Company’s option. In the event the term loan reaches maturity, Asahi may require that all of the principal and interest on the term loan that is unpaid as of the maturity date be converted into shares of the Company’s common stock, with the number of shares to be determined based upon the average closing stock price of the Company’s common stock during the thirty business days preceding the maturity date. Under no circumstance would the Company be obligated to issue more than 10% of the number of its shares of common stock outstanding on the maturity date to Asahi in satisfaction of this obligation; provided that the Company and Asahi may mutually agree, in each of its own sole discretion, to increase the 10% limitation to up to 20%.

The Loan Agreement also provides the Company the ability to borrow up to $40 million from other lenders, subject to certain conditions. The term loan contains no financial covenants, but does include covenants that (a) place limitations on the Company’s and its subsidiaries’ ability to incur debt, (b) place limitations on the Company’s and its subsidiaries’ ability to grant or incur liens, carry out mergers, and make investments and acquisitions, and (c) place limitations on the Company’s and its subsidiaries’ ability to pay dividends and make other restricted payments. The Loan Agreement contains customary events of default, including nonpayment, misrepresentation, breach of covenants, material adverse effects, and bankruptcy.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
Date: June 5, 2009	By:	/s/ Jeffrey H. Burbank
Jeffrey H. Burbank
President and Chief Executive Officer